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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
NetObjects, Inc.:


We consent to the use of our forms of report included herein and to the reference to our firm under the heading "Experts" in the Prospectus.



Our form of report dated December 21, 1998 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The Consolidated Financial Statements and Financial Statement Schedules do not include any adjustments that might result from the outcome of this uncertainty.


                                          /s/ KPMG LLP


Mountain View, California
April 19, 1999